Exhibit 99.3

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Announces Offering of its

Senior Secured Second Lien Notes

Syracuse, New York. May 17, 2012 – (Businesswire) – Carrols Restaurant Group, Inc. (NASDAQ: TAST) announced today that it plans to offer, in a private placement, senior secured second lien notes in the aggregate amount of approximately $140 million. Carrols Restaurant Group is the largest U.S. Burger King® franchisee based on the number of restaurants and has owned and operated Burger King restaurants since 1976. The senior secured second lien notes will be senior secured obligations of Carrols Restaurant Group and will be guaranteed by its subsidiaries.

Concurrently with the consummation of the private placement of the senior secured second lien notes, Carrols Restaurant Group also plans to enter into a new $20 million first lien senior secured revolving credit facility. Carrols Restaurant Group intends to use the net proceeds of the private placement of the senior secured second lien notes to (i) repay outstanding borrowings under the existing Carrols LLC senior secured credit facility, (ii) pay certain cash payments due upon the closing of the acquisition of 278 Burger King restaurants from Burger King Corporation, (iii) fund the remodel of acquired and existing Burger King restaurants in accordance with the terms of the acquisition mentioned above and (iv) pay related fees and expenses.

The senior secured second lien notes of Carrols Restaurant Group will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S under the Securities Act. The senior secured second lien notes of Carrols Restaurant Group will not be registered under the Securities Act and may not be offered or sold in the U.S. or to U.S. persons absent registration or an applicable exemption from registration requirements.

This press release is for informational purposes only and is not an offer to sell or a solicitation of an offer to purchase the senior secured second lien notes of Carrols Restaurant Group.

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